Exhibit 10.2

FIRST AMENDMENT

TO THE PRUDENTIAL FINANCIAL, INC.

OMNIBUS INCENTIVE PLAN

Pursuant to the power reserved to it in Section 11.1 of the Prudential Financial, Inc. Omnibus Incentive Plan, as amended and restated (the “Plan”), the Plan is hereby amended, effective February 9, 2010, as follows:

Section 2.1(ff) of the Plan is hereby restated in its entirety as follows:

“Long-Term Performance Unit Award. A “Long-Term Performance Unit Award” means an Award made pursuant to Article IX of the Plan, which are units valued either by reference to Common Stock, equity attributable to the Company, or such other property (including, but not limited to, cash) as may be determined by the Compensation Committee from time to time, the number or value of such units which may be adjusted over a Performance Cycle based on the satisfaction of Performance Goals.”